NEWS RELEASE

Cleveland-Cliffs Announces Stock Repurchase Program;
Increases Common Stock Cash Dividend;
Declares Two-for-One Stock Split

Board Authorizes the Repurchase of 1.25 Million Shares
Boosts Regular Quarterly Cash Dividend by 25 percent

CLEVELAND, OH—May 9, 2006—Cleveland-Cliffs Inc (NYSE: CLF) today announced that its Board of Directors has authorized a stock repurchase program, increased the regular quarterly cash dividend rate, and approved a two-for-one common stock split.

Stock Repurchase
Under the repurchase authorization, the Company may purchase up to 1.25 million shares of Cliffs’ common stock. Repurchases can be made on the open market or in private transactions at the discretion of management. Common stock purchased in accordance with this program will be accumulated as treasury shares and used for general corporate purposes.

Increased Cash Dividend
The Company’s Board also declared an increase in the regular quarterly cash dividend by 25 percent to $0.25 per common share. This compares with the previous quarterly cash dividend declaration of $0.20 per share. The increased dividend will be payable on June 1, 2006, to shareholders of record as of the close of business on May 19, 2006.

Commenting on the Board’s actions, Chairman and Chief Executive Officer John Brinzo said: “Today’s announcements, to repurchase stock and increase the regular cash dividend, demonstrate the Board’s optimism regarding Cliffs’ business outlook and projected cash flow. Both actions serve as another means of returning a portion of profits to our shareholders and are consistent with the Board’s multi-pronged strategy to create additional value for our shareholders.”

Two-for-one common stock split
Each shareholder of record as of the close of business on June 15, 2006, will receive one additional share of Cleveland-Cliffs’ common stock for every share held on that date. The new shares will be distributed on June 30, 2006.

Brinzo added: “We believe that splitting our stock will result in better liquidity for our shareholders. The trading volume in Cliffs’ shares has increased over the past few years and the resulting post-split stock price will make our shares more appealing to a broader range of investors.”

Pursuant to the effectuation of the stock split, the par value of the Company’s common stock will be adjusted accordingly from $0.50 per share to $0.25 per share. Furthermore, the Company’s authorized common shares outstanding will be increased proportionately from 56 million to 112 million shares.

The Company’s common-stock repurchase authorization also will be adjusted to 2.5 million shares from 1.25 million shares, reflecting the stock split.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; the success of the Company in identifying and realizing growth opportunities; the Company’s ability to continue to pay quarterly cash dividends in such amounts as the Directors may determine in light of other uses for such funds; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position. In addition, the Company could elect to cancel the stock split prior to the effective date in the event of a significant decrease in the Company’s share price. Although the stock repurchase program has been authorized, the actual timing of repurchases is discretionary with the Company. Factors that might impact the timing of repurchases include the factors and risks discussed above and as set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs’ website.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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